At a special meeting of shareholders held on January 5, 2012, the shareholders of the Funds voted on whether to approve a new investment advisory agreement between Rydex Series Funds and Security Investors, LLC. A description of the number of shares voted is as follows

Fund					Shares For	Shares Against	Shares Abstained

Long/Short Commodities Strategy Fund		7,324,034 	 110,271 	 148,686
Multi-Hedge Strategies Fund			 1,041,057 	 40,036 	 25,936
Commodities Strategy Fund			 768,672 	 33,100 	 12,484
Managed Futures Strategy Fund			48,672,283 	356,550 	 325,512

At a special meeting of shareholders held on January 5, 2012, the shareholders of the Funds also voted on whether to approve the election of nominees to the Board of Trustees. A description of the number of shares voted is as follows

		Donald C. Cacciapaglia		Corey A. Colehour 		J. Kenneth Dalton
For	 	1,443,600,902 		  For	 	1,444,213,017 		  For	 1,444,422,997
Withhold	 23,402,733 		Withhold	 22,790,618 		Withhold  22,580,638
Total	 	1,467,003,635 		Total	 	1,467,003,635 		Total	 1,467,003,635

John O. Demaret			 Richard M. Goldman 		Werner E. Keller
For	 	1,445,255,754 		  For	 	1,443,668,596 		  For	 1,445,494,272
Withhold	 21,747,881 		Withhold	 23,335,039 		Withhold  21,509,363
Total	 	1,467,003,635 		Total	 	1,467,003,635 		Total	 1,467,003,635

Thomas F. Lydon			 Patrick T. McCarville 			Roger Somers
For	 	1,444,219,448 		  For	 	1,445,357,772 		  For	 1,443,486,735
Withhold	 22,784,187 		Withhold	 21,645,863 		Withhold  23,516,900
Total	 	1,467,003,635 		Total	 	1,467,003,635 		Total	 1,467,003,635

At a special meeting of shareholders held on January 5, 2012, the shareholders of the Funds also voted on whether to approve a manager of managers arrangement for each of the Funds. Although shareholder votes were placed, not enough votes were received to meet the minimum requirements to constitute a majority vote. As such the matter was closed.